                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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
[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[ ]  Definitive Proxy Statement                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          FOOTHILL INDEPENDENT BANCORP
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

Dear Fellow Shareholder:

As you discovered in our first multi-medial annual report, we remain innovative in product and service delivery and achieved the most profitable year in our history. The momentum continued into the first quarter, which was outstanding, reflecting significant increase in key performance measurements including a 50% INCREASE IN NET EARNINGS compared to the same period in 1998. Although our goals for 1999 are aggressive, they are attainable, as is clearly demonstrated in this report.

A comparison of 1st quarter 1999 financial results to the same period of 1998 indicate net earnings increased a notable 50% to $1.5 million versus $1.0 million with diluted earnings per share of $0.24 compared to $0.16. Loan demand rose 5% to $304.8 million from $290.2 million and total assets increased 4% to $468.1 million compared $447.3 million. Non-interest demand continued its upward trend and increased by 9.7% to $140.6 million from $128.1 million while total deposits grew by 3.7% to $416.0 million compared to $400.9 million.

Other performance areas that contributed to the overall success of the first quarter can be found in our efficiency ratio and non-performing assets as compared in each case to the same period in 1998. The cost cutting measures that were implemented in 1998 continue to materialize with respect to our efficiency ratio, which improved substantially to 67.31% compared to 74.98%. Continuing on our successful path, non-performing assets-to-total assets decreased yet again to 1.82% compared to 3.87%...the pace for 1999 has been set.

As you read this report, our newest office in the city of Monrovia will have opened. In preparation for our April opening, Team Monrovia spent the latter part of 1998 and the first quarter of 1999 introducing Foothill Independent Bank and our hallmark customer service to local businesses and consumers. The initial response to our presence in this foothill community has been extremely favorable which should enable this office to grow effectively and contribute positively to earnings in record time.

Are you familiar with our Shareholder Hotline? It was implemented for shareholders who, because of their interest and involvement in the local communities, could help us in reaching our goal to develop 2,000 new relationships by the year 2001. We believe that your influence creates value, so if you are aware of a need in your community for a financial partner with a strong history and customer service focus, please call us on your Shareholder Hotline at (909) 394-1260. We'll take it from there.

Your positive feedback and continuing support are the driving forces that reconfirm we are on course with our strategic plan. 1999 promises to be yet another tremendous year for the Company.


George E. Langley
President
Chief Executive Officer

                      CONSOLIDATED STATEMENTS OF CONDITION
                             March 31, 1999 and 1998
                                   (Unaudited)

                                                   DOLLARS
                                                IN THOUSANDS
                                            --------------------
ASSETS                                        1999       1998
                                            --------   --------
Cash and Due From Banks                     $ 42,320   $ 47,277
Investment Securities                         87,251     60,958
Federal Funds Sold                            13,350     28,500
Loans and Leases, Net                        304,857    290,261
Bank Premises and Equipment                    6,770      7,569
Interest Receivable and Other Assets          13,649     12,765
                                            --------   --------
      Total Assets                          $468,197   $447,330
                                            ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
   Demand                                   $140,617   $128,180
   Other Deposits                            275,395    272,808
                                            --------   --------
      Total Deposits                         416,012    400,988

Accrued Expenses and Other Liabilities         5,033      3,100
                                            --------   --------
   Total Liabilities                         421,045    404,088

Shareholders' Equity

   Common Stock                               37,075     23,469
   Retained Earnings                          10,077     19,773
                                            --------   --------
   Total Shareholders' Equity                 47,152     43,242
                                            --------   --------
      Total Liabilities and
         Shareholders' Equity               $468,197   $447,330
                                            ========   ========


                         CONDENSED STATEMENTS OF INCOME
              Three Months Ended March 31, 1999 and March 31, 1998
                                   (Unaudited)

                                                      DOLLARS
                                                   IN THOUSANDS
                                             -----------------------
                                               1999           1998
                                             --------       --------
Total Income                                 $  9,869       $  9,811
Total Expenses                                  7,494          8,240
                                             --------       --------
Earnings Before Income Taxes                    2,375          1,571
Provision for Income Taxes                        867            567
Net Earnings                                 $  1,508       $  1,004
                                             --------       --------
Earnings Per Common Share - Basic            $    .25(*)    $    .17
                                             ========       ========
Earnings Per Common Share - Diluted          $    .24(*)    $    .16
                                             ========       ========
(*)  Adjusted for stock dividends

SELECTED RATIOS
Return on average assets                        1.30%(**)       0.92%(**)
Return on average stockholders' equity         12.46%(**)       9.45%(**)
Net interest margin - tax equivalent            6.28%(**)       6.43%(**)
Efficiency ratio                               67.31%          74.98%

(**) ratios annualized

                            [UNCOMMON SERVICE LOGO]


                   FOOTHILL INDEPENDENT BANCORP ORGANIZATION
                               BOARD OF DIRECTORS

                         William V. Landecena, Chairman

                                George E. Langley

                                 Richard Galich

                                   O.L. Mestad

                               Donna Miltenberger

                                 George Sellers

                                 Max E. Williams

                          TRANSFER AGENT AND REGISTRAR

                        ChaseMellon Shareholder Services
                         400 S. Hope Street, 4th Floor
                          Los Angeles, California 90071
                                 (800) 356-2017
                            http://www.cmssonline.com

                        FOOTHILL INDEPENDENT BANCORP/BANK
                              EXECUTIVE MANAGEMENT

                                George E. Langley
                                    President
                             Chief Executive Officer

                              Donna L. Miltenberger
                            Executive Vice President
                             Chief Operating Officer

                                   Tom Kramer
                            Executive Vice President
                                    Secretary
                              Chief Credit Officer

                                 Carol Ann Graf
                              Senior Vice President
                               Assistant Secretary
                             Chief Financial Officer

                               INVESTOR RELATIONS

                                  Susan Hickam
                    (800) 500-BANK (CAonly) o (626) 963-8551
                       STOCK LISTING NASDAQ o Symbol: FOOT



                                  BANK OFFICES

          CHINO                                               IRWINDALE
4012 Grand Avenue, Ste. A                               5155 Irwindale Avenue
     (909) 517-1729                                        (626) 814-1441

        CLAREMONT                                             MONROVIA
223 W. Foothill Boulevard                               515 S. Myrtle Avenue
     (909) 621-0519                                        (626) 357-9957

         CORONA                                                ONTARIO
  1050 W. Sixth Street                                  2401 S. Grove Avenue
     (909) 735-7426                                        (909) 947-1126

         COVINA                                           RANCHO CUCAMONGA
  728 S. Citrus Avenue                                  9709 Baseline Avenue
     (626) 967-2514                                        (909) 980-4331

        GLENDALE                                               UPLAND
 801 N. Brand Boulevard                                569 No. Mountain Avenue
     (818) 241-1566                                        (909) 981-8611

        GLENDORA
   510 S. Grand Avenue
     (626) 963-8551


                                     WEBSITE
                           http://www.foothillbank.com

                                   Member FDIC